Exhibit 3.9

OPERATING AGREEMENT

OF

AVH BETHPAGE, LLC

This Operating Agreement (together with the schedules attached hereto, this “Agreement”) of AVH BETHPAGE, LLC, an Arizona limited liability company (the “Company”), is entered into by AVH Carolinas, LLC, an Arizona limited liability company, as the sole member (the “Member”) effective as of January 9, 2014. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

Pursuant to the Act, the Member hereby forms this Arizona limited liability company effective upon the filing of the Articles of Organization of this Company with the Arizona Corporation Commission. The Member shall execute any required amendments to the Company’s Articles of Organization and do all filings, recordings and other acts as may be appropriate to comply with the Act. The affairs of the Company shall be governed by the laws of the State of Arizona and this Agreement.

1. Name. The name of the Company is “AVH BETHPAGE, LLC.”

2. Known Business Office. The Company’s known place of business in Arizona shall be located at 8601 N. Scottsdale Rd. Suite 225, Scottsdale, AZ 85253, or such other location as may hereafter be determined by the Member.

3. Statutory Agent. The name and address of the Company’s statutory agent for service of process on the Company is National Registered Agents, Inc., 2390 E. Camelback Rd., Phoenix, AZ 85016.

4. Member Address. The mailing address of the Member is set forth on Schedule B attached hereto.

5. Term. The term of this Company commenced upon the filing of its Articles of Organization with the Arizona Corporation Commission and shall continue until such time as it shall be terminated under the provisions of Section 20 below.

6. Purposes.

(a) The business purpose of the Company shall be to acquire real property and to engage in any and all other lawful acts or activities for which limited liability companies may be formed under the Act.

(b) The Company, and the Member, or any Officer on behalf of the Company, may enter into and perform all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Officer or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Officer to enter into other agreements on behalf of the Company.

7. Powers. The Company and the Officers of the Company on behalf of the Company shall have (a) all rights, powers, and privileges necessary, appropriate, proper, advisable, incidental to, or convenient for, the furtherance and accomplishment of the purposes of the Company as set forth in Section 7 and (b) all rights, powers, and privileges conferred upon limited liability companies formed pursuant to the Act.

8. Management.

(a) Member. Except as otherwise provided in this Agreement, all matters relating to the business or affairs of the Company shall be determined by the Member and voting power shall be vested solely in the Member, and all matters requiring a vote pursuant to this Agreement or the Act shall be determined by the vote of the Member. The Member may act by written consent.

(b) Bank Accounts. The Member and each Officer of the Company are authorized to open commercial banking accounts for and in the name of the Company throughout the United States, at any time and from time to time, and to deposit to the credit of the Company in such banking accounts any monies, checks, drafts, orders or other commercial paper payable to the Company, and from time to time to withdraw all or any part of the funds on deposit in the name of the Company by check drawn in the name of the Company and signed by the authorized signatory as designated by the Member.

9. Officers.

(a) Officers. All Officers of the Company shall be designated by the Member. The Officers shall consist of at least a President, a Secretary and a Treasurer. The Member may also appoint one or more Executive Vice Presidents, Vice Presidents, General Counsel & Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Member may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Member. The Officers of the Company shall hold office at the pleasure of the Member. Any Officer may be removed at any time, with or without cause, by the Member. Any vacancy occurring in any office of the Company shall be filled by the Member. The initial Officers of the Company designated by the Member are listed on Schedule C hereto.

(b) President. The President shall be the chief executive officer of the Company, and shall be responsible for the general and active management of the business of the Company.

(c) Executive Vice President, Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Member as listed on Schedule C hereto (or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(d) General Counsel & Secretary and Assistant Secretary. The General Counsel & Secretary shall be responsible for filing legal documents and maintaining records for the Company. The General Counsel & Secretary shall record all the proceedings of the meetings of the Company in a book to be kept for that purpose. The General Counsel & Secretary shall perform such other duties as may be prescribed by the Member. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Member (or if there be no such determination, then in order of their election), shall, in the absence of the General Counsel & Secretary or in the event of the General Counsel & Secretary’s inability to act, perform the duties and exercise the powers of the General Counsel & Secretary and shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(e) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated or approved by the Member. The Treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render to the Member, at its regular meetings or when the Member so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Member (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(f) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(g) Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the law of the State of Arizona.

10. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Officer of the Company. The Member shall have no liability of any nature for the obligations or liabilities of the Company except to the extent expressly required by the Act.

11. Capital Contributions. The Member is not required to make any capital contribution to the Company. However, the Member may make capital contributions to the

Company at any time as the Member may determine. The provisions of this Agreement, including this Section 11, are intended to benefit only the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

14. Books and Records; Tax Matters.

(a) The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

(b) For federal and applicable state and local income tax purposes, the Company shall be disregarded as an entity separate from the Member.

15. Reports. The Company shall produce such reports as the Member may request from time to time.

16. Other Business. The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification.

(a) Neither the Member nor any Officer, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement; provided, however, that any indemnity under this Section 17 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

18. Assignments. The Member may assign in whole or in part its limited liability company interest in the Company to any Person in its sole and absolute discretion.

19. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

20. Dissolution and Termination.

(a) The Company shall dissolve and commence winding up its affairs upon the first to occur of any of the following events (individually, a “Terminating Event”):

(a) At the written direction of the Member, at any time; or

(b) Upon the entry of a decree of dissolution under Section 29-785 of the Act or an administrative dissolution under Section 29-786 of the Act.

(b)Winding Up. Upon a Terminating Event, the Company shall cease to carry on its affairs, except insofar as may be necessary for the winding up of such affairs in an orderly manner, liquidate its assets, and satisfy the claims of its creditors. The separate existence of the Company shall continue until Articles of Termination have been filed with the Arizona Corporation Commission or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

(c) Liquidation and Distribution of Assets. The Member shall be responsible for overseeing the winding up and liquidation of the Company and shall take full account of the Company’s liabilities and assets upon a Terminating Event. Any assets not required to discharge any liabilities of the Company shall be distributed to the Member. Upon the completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated. The Company shall comply with any applicable requirements of the Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(d) Articles of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property of the Company has been distributed to the Member, then Articles of Termination shall be executed and filed with the Arizona Corporation Commission in the manner provided in the Act.

21. Nature of Interest. The interest of the Member in the Company is personal property.

22. Benefits of Agreement; Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

23. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

25. Binding Agreement. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member.

26. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Arizona (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

27. Amendments. This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

28. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement effective as of the Effective Date.

MEMBER:

AVH CAROLINAS, LLC

By:	/s/ Dave M. Gomez
Name:	Dave M. Gomez
Title:	EVP, General Counsel & Secretary

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” means the Arizona Limited Liability Company Act, as set forth in Arizona Revised Statutes Section 29-601, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Operating Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed with the Arizona Corporation Commission on May     , 2013, as amended or amended and restated from time to time.

“Company” means AVH BETHPAGE, LLC, an Arizona limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 17(a).

“Member” means AVH CAROLINAS, LLC, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Officer” means an officer of the Company described in Section 9.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. The section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All section, paragraph, clause, exhibit or schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Member

Name	Mailing Address	Membership Interest
AVH Carolinas, LLC	8601 N. Scottsdale Rd. Suite 225 Scottsdale, AZ 85253	100%

SCHEDULE C

Officers

OFFICERS	TITLE

Roger A. Cregg	President

Joseph Carl Mulac III	Executive Vice President

Michael Burnett	Executive Vice President & Treasurer

Dave M. Gomez	Executive Vice President, General Counsel & Secretary

Bill Kiselick	Vice President

Anthony Iorio	Vice President